Exhibit 10.1

Navitas Semiconductor USA, Inc. 2101 E. El Segundo Blvd., Suite 205 El Segundo, CA 90245

May 17, 2022

Ron Shelton
[***]
[***]

Dear Ron:
I am very pleased to extend an offer of employment to you for the position of Senior Vice President and Chief Financial Officer of Navitas Semiconductor Corporation, reporting directly to me. This offer is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter, and your employment is subject to the terms and conditions set forth in this letter.
Duties
In your capacity as CFO, you will perform duties and responsibilities that are commensurate with those of a CFO of a public corporation, and such other duties as may be assigned to you from time to time. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of Navitas’ interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities, and, subject to board approval which will not be unreasonably withheld, serving on boards of other companies (public or private) not in competition with Navitas, provided that none of these activities interferes with the performance of your duties or creates a conflict of interest.
Employer; Location
You will be employed by Navitas Semiconductor USA, Inc., a Delaware corporation and wholly owned subsidiary of Navitas Semiconductor Corporation, or by a professional employer organization under contract with Navitas. Your principal place of employment will be the company’s offices in the greater Los Angeles area or your home office at your option, subject to business travel, including internationally as needed to properly fulfill your employment duties and responsibilities. We expect travel will be required over approximately 50% of your work time.
Start Date
Subject to satisfaction of all of the conditions described in this letter, your anticipated start date is May 17, 2022 on a half-time basis transitioning to full-time beginning on June 13, 2022.

_________
*** Redacted pursuant to 17 CFR § 229.601(a)(6).

Ron Shelton
May 17, 2022

Base Salary
In consideration of your services, you will be paid an initial base salary of $350,000 per year, subject to review annually, payable semi-monthly in accordance with the standard payroll practices of the company and subject to all withholdings and deductions as required by law. Salary will be prorated during your transition to full time employment for the period from May 17 to June 13, 2022.
Annual Bonus
During your employment, you will be eligible to participate in Navitas’ annual bonus plan at a target bonus opportunity level of 50% of base salary, with a maximum payout opportunity of 70% of base salary. Actual payments will be determined based on a combination of Navitas results and individual performance against applicable performance goals established by the board of directors. Targets for the balance of 2022 will be mutually determined and agreed. Any annual bonus with respect to a particular calendar year will be paid to you in cash or in the form of fully vested restricted stock units (RSUs) under the Navitas Semiconductor Corporation 2021 Equity Incentive Plan (“Equity Plan”), as the company may determine, within 2 1/2 months following the end of the year. For 2022, your bonus would be pro-rated based on the number of days you are employed during the year. You must remain continuously employed through the end of the applicable calendar year to be eligible to receive an annual bonus for that year.
Equity Awards
As we have discussed, you will receive two equity awards as soon as practicable following your start date: (1) a grant of 375,000 RSUs, which will vest in 25% increments on the first four anniversaries of April 20, 2022 and (2) a grant of 225,000 RSUs, subject to stock price and revenue performance goals to be agreed upon separately. Both equity awards will be granted under and subject to the Equity Plan and customary award agreements entered into under the Equity Plan which are not inconsistent with this letter. The equity awards are subject to approval by the compensation committee of the board of directors.
Benefits and Perquisites
You will be eligible to participate in the employee benefit plans and programs generally available to the company’s executives, including group medical, dental, vision and life insurance, disability benefits, and other benefits, subject to the terms and conditions of such plans and programs. You will be entitled to three weeks of paid vacation in accordance with the company’s policies in effect from time to time. You will also be entitled to the fringe benefits and perquisites that are made available to other similarly situated executives, each in accordance with and subject to the eligibility and other provisions of such plans and programs. Navitas reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.
Withholding
All forms of compensation paid to you as an employee of Navitas shall be less all applicable withholdings.

At-will Employment
Your employment with Navitas will be for no specific period of time. Rather, your employment will be at-will, meaning that you or Navitas may terminate the employment relationship at any

Ron Shelton
May 17, 2022

time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of Navitas.
Severance/Change in Control Severance
If your employment with Navitas is involuntarily terminated without cause (and other than as a result of a breach by you of the terms and conditions of this letter), then, subject to your execution and non-revocation of a release of claims in a form provided by the company, you will be eligible to receive severance in accordance with the Navitas Semiconductor Severance Plan (“Severance Plan”). As we have discussed, the Severance Plan is in the process of being finalized in consultation with, and subject to the approval of, the compensation committee of the board of directors, but in any event the final Severance Plan will provide severance benefits which are both (i) consistent with those of a public company of similar size and type as Navitas, and (ii) no less favorable to you than those set forth in the attached Severance Schedule. To the extent the Severance Plan provides for severance benefits more favorable to your position or to any other C-level executive at the company, such improved benefits will be extended to you.
Section 409A
This offer letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, Navitas makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall Navitas be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.
Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which your separation from service occurs shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
Governing Law
This offer letter shall be governed by the laws of California, without regard to conflict of law principles.

Ron Shelton
May 17, 2022

Contingent Offer
This offer is contingent upon:
a.Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your start date. For your convenience, a copy of the I-9 Form’s List of Acceptable Documents is enclosed for your review.
b.Satisfactory completion of reference checks and completion of a background investigation, for which the required notice and consent forms will be provided to you.
c.Your execution of Navitas’ customary confidentiality and invention assignment agreement and policy acknowledgements to be executed prior to commencing work.
This offer will be withdrawn if any of the above conditions are not satisfied.
Representations
By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform Navitas about any such restrictions and provide Navitas with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities.
You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to Navitas without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with Navitas. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.
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Ron Shelton
May 17, 2022

I am excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter to me.
I look forward to hearing from you.

Yours very truly,
NAVITAS SEMICONDUCTOR CORPORATION

By: /s/ Gene Sheridan
    Gene Sheridan
    Chief Executive Officer

Acceptance of Offer
I have read and understood and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Signed /s/ Ron Shelton
Ron Shelton

Date     5/17/22

Ron Shelton
May 17, 2022

Severance Schedule

	Non Change of Control	Within 12 Months After Change of Control
Severance Amount	Base salary: 12 months	Base salary: 24 months Pro-rata bonus at target
Equity Award Treatment	No acceleration	All equity awards fully accelerated Performance awards are accelerated at actual performance
Health Benefits Continuation	12 months	24 months